RP(R) FINANCIAL, LC.
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Financial Services Industry Consultants


                                                October 23, 2003

Mr. Daniel L. Stevens
President and Chief Executive Officer
Home Federal Savings & Loan Association
500 12th Street South
Nampa, Idaho  83651-2000

Dear Mr. Stevens:

         This letter sets forth the agreement between Home Federal Savings and Loan Association, Nampa, Idaho ("Home Federal" or the "Association"), and RP(R) Financial, LC. ("RP Financial") for independent conversion appraisal services pertaining to the Association's simultaneous holding company formation and mutual-to-stock conversion. The specific appraisal services to be rendered by RP Financial are described below. These services will be conducted by our senior consulting staff and will be directed by the undersigned.

Description of Appraisal Services
---------------------------------

         Prior to preparing the conversion appraisal report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Association's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma market value of the Association.

         RP Financial will prepare a detailed written valuation report of the Association which will be fully consistent with applicable federal regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an analysis of the Association's financial condition and operating results, as well as an assessment of the Association's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Association's business strategies, market area, prospects for the future and the intended use of proceeds. A peer group analysis relative to comparable publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments for the Association relative to the peer group.

         We will review pertinent sections of the Association's prospectus and hold discussions with the Association to obtain necessary data and information for the appraisal report, including the impact of key deal elements on the pro forma market value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans.

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Washington Headquarters
Rosslyn Center                                       Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                    Fax No.:  (703) 528-1788
Arlington, VA  22209                             Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                           E-Mail:  rriggins@rpfinancial.com


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Mr. Daniel L. Stevens
October 23, 2003
Page 2


         The appraisal report will establish a midpoint pro forma market value. The appraisal report may be periodically updated throughout the conversion process as appropriate. The conversion appraisal guidelines require at least one updated valuation just prior to the time of the closing of the stock offering.

         RP Financial agrees to deliver the appraisal report and subsequent updates, in writing, to the Association at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates. RP Financial expects to formally present the appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Directors for review and acceptance.

Fee Structure
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         The Association agrees to pay RP Financial a fixed fee of $60,000 for preparation and delivery of the original appraisal report and required appraisal updates, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

         o $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

         o $55,000 upon delivery of the completed original appraisal report; and

         o $5,000 upon completion of each required update appraisal report.

         The Association will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation reports. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses in conjunction with the business planning engagement, subject to written authorization from the Association to exceed such level.

         In the event the Association shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Association agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $275 per hour for managing directors.

         If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Association and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in

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Mr. Daniel L. Stevens
October 23, 2003
Page 3

management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.

Representations and Warranties
------------------------------

         The Association and RP Financial agree to the following:

         1. The Association agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Association to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Association the original and any copies of such information.

         2. The Association hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Association's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

         3.       (a)   The Association agrees that it will indemnify and hold
harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Association to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Association to RP Financial; or (iii) any action or omission to act by the Association, or the Association's respective officers, directors, employees or agents which action or omission is willful or negligent. The Association will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Association at the normal hourly professional rate chargeable by such employee.

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Mr. Daniel L. Stevens
October 23, 2003
Page 4

                  (b) RP Financial shall give written notice to the Association of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Association elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Association hereunder, together with interest on such costs from the date incurred at the annual rate of prime plus two percent within five days after the final determination of such contest either by written acknowledgement of the Association or a final judgment of a court of competent jurisdiction. If the Association does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Association of the notice of the claim.

                  (c) The Association shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Association: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

                  (d) In the event the Association does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

         It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Association in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Association and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

         Home Federal and RP Financial are not affiliated, and neither Home Federal nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.


                              * * * * * * * * * * *

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Mr. Daniel L. Stevens
October 23, 2003
Page 5


         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                               Sincerely,


                                               /s/ RONALD S. RIGGINS
                                               ---------------------------------
                                               Ronald S. Riggins
                                               President and Managing Director


Agreed To and Accepted By:  Daniel L. Stevens  /s/ DANIEL L. STEVENS
                                               ---------------------------------
                            President and Chief Executive Officer


Upon Authorization by the Board of Directors For:  Home Federal Savings
                                                   & Loan Association
                                                   Nampa, Idaho


Date Executed:    November 19, 2003
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